EXHIBIT 4.10

                                 AMENDMENT NO. 2
                                       TO
                          CONSULTING SERVICES AGREEMENT

      THIS SECOND AMENDMENT to that CONSULTING SERVICES AGREEMENT dated April 12, 2005 (the "Agreement"), is entered into on this 6th day of June 2005 by and between Steve Careaga ("Consultant") and Reality Wireless Networks, Inc., a Nevada corporation ("Client") to amend the Agreement as follows (the "Amendment").

                                    RECITALS

      A. The Consultant and the Client entered into a Consulting Services Agreement dated April 12, 2005 a copy of which is attached hereto as Exhibit A (the "Agreement"), pursuant to which the Consultant agreed to provide certain consulting services to the Client.

      B. The Consultant and the Client entered into an Amendment No. 1 to Consulting Services Agreement dated May 27, 2005, a copy of which is attached hereto as Exhibit B (the "First Amendment"), obligating the Consultant to provide certain additional consulting services to the Client. Client.

      C. Client and Consultant wish to amend Section 2 of the Agreement to provide for additional consideration in exchange for additional consulting services and to extend the term of the Agreement.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements, representations, warranties and covenants contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

A. The first subparagraph of Paragraph 2 of the Agreement shall be deleted in its entirety and shall read as follows:

"2.   Consideration.

      Client agrees to pay Consultant, as his fee and as consideration for services provided, Sixty Million (60,000,000) shares of common stock of the Client, which shares shall be unregistered and reliance on the Securities Act of 1933 and an exemption from the registration provisions of that law contained in section 4(2) thereof. By amendment dated May 27, 2005 Client agrees to pay Consultant an additional 17,000,000 shares of common stock of the Client, which shares shall be unregistered and in reliance on the Securities Act of 1933 and an exemption from the registration provisions of that law contained in section 4(2) thereof. All shares and certificates representing such shares shall be

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subject to applicable SEC, federal, state (Blue sky) and local laws and additional restrictions set forth herein.

      By Amendment dated June 6, 2005 Client agrees to pay Consultant, as his fee and as consideration for services provided, 1,000,000 shares of common stock of the Client, which shares shall be registered on Form S-8 with the United States Securities and Exchange Commission (the "SEC") issued to Steve Careaga, the natural person performing the services for Client. All shares and certificates representing such shares shall be subject to applicable SEC, federal, state (Blue sky) and local laws and additional restrictions set forth herein."


B. Section 6(a) of the Agreement shall be deleted in its entirety and is hereby amended to read as follows:

"6.   Termination and Renewal.

(a)   Term.

      This Agreement shall become effective on the date appearing next to the signatures below and terminate twelve (12) months thereafter (the "Term"). Unless otherwise agreed upon in writing by Consultant and Client or otherwise provided herein, any amendment to this Agreement shall automatically have the effect of extending the Term of the Agreement until the later of one hundred eighty (180) days following the original Term or for an additional one hundred eighty (180) days following the date of such amendment."

EXECUTED on the date first set forth above.

                               CLIENT:

                               REALITY WIRELESS NETWORKS, INC.

                               By: _________________________
                               Name: Steve Careaga
                               Its: CEO


                               CONSULTANT:

                               STEVE CAREAGA

                               By:
                                   ----------------------------------------
                               Name: Steve Careaga


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